Exhibit 10.2

Execution Copy

RELEASE AND SEVERANCE COMPENSATION AGREEMENT

THIS RELEASE AND SEVERANCE COMPENSATION AGREEMENT (the “Agreement”) is made and entered into effective April 2, 2012 (the “Effective Date”) between and among ProAssurance Group Services Corporation, an Alabama corporation, and ProAssurance Corporation, a Delaware corporation (“ProAssurance”), and Jerry D. Brant, an individual (the “Executive”). ProAssurance and its direct and indirect subsidiaries, including without limitation Podiatry Insurance Company of America (“PICA), are hereinafter collectively referred to as the “Companies.”

RECITALS:

ProAssurance and Executive are entering into this Agreement in accordance with the terms of the Employment Agreement dated April 1, 2009, pursuant to which Executive was employed as the President and CEO of PICA for a three-year term. As of the Effective Date, the Employment Agreement has terminated, Executive has resigned as President and CEO of PICA, and Executive continues to provide services to the Companies as an at-will employee of ProAssurance Group Services Corporation, which is a wholly owned subsidiary of ProAssurance. Executive is currently employed at the Companies’ offices in Williamson County, Tennessee, which is Executive’s primary location of employment on date of this Agreement. ProAssurance has offered to expand protection to the Executive in the form of severance benefits payable on termination of employment under certain circumstances in consideration of Executive’s agreement to continue his employment with the Companies. ProAssurance and Executive have entered into this Agreement to evidence the terms and conditions for payment of severance benefits upon termination of Executive’s employment with the Companies.

AGREEMENT

NOW, THEREFORE, These Premises Considered, and in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Annual Base Salary” of the Executive shall be defined as the Executive’s annual base rate of compensation in effect as of the Date of Termination (herein defined), but in no event less than the greater of: (A) the Executive’s annual base rate of compensation in effect as of the Effective Date of this Agreement; or (B) the Executive’s annual base rate of compensation in effect as of the end of the last calendar quarter preceding the Date of Termination.

(b) “Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(c) “Board” means the Board of Directors of ProAssurance either acting as a full Board or through its Compensation Committee.

(d) “Cash Benefits” means the sum of (i) the cash payments due to be paid to the Executive under Section 3(a)(i) hereof; and (ii) the cash payment due to be made to Executive pursuant to Section 3(a)(ii) hereof, if any. Executive and the Companies agree that the amount of the Cash Benefits is $1,912,962 as of the Effective Date.

(e) “Cause” means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Companies which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Companies, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Companies; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive’s job duties and the failure was not cured within 45 days after written notice from ProAssurance.

(f) “Code” means the Internal Revenue Code of 1986, as amended

(g) “Disability” means a serious injury or illness that requires Executive to be under regular care of a licensed medical physician and renders the Executive incapable of engaging in any substantial gainful activity for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.

(h) “Date of Termination” means Executive’s “separation from service” (as defined in Section 1.409A-3(a)(1) of the Treasury Regulations).

(i) “Employment Agreement” means the Employment Agreement between Executive and ProAssurance, dated April 1, 2009.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the term of this Agreement: (i) a material diminution in the Executive’s authority, duties or responsibilities such that Executive no longer holds a position with executive level responsibilities consistent with the Executive’s position of Chief Executive Officer of PICA; (ii) the Companies require a material change in the

Executive’s primary location of employment of more than 100 miles from the location of the Executive’s primary location of employment on date of this Agreement; (iii) the Companies materially reduce the Executive’s incentive compensation opportunities and employee benefits to a level that is less than is provided to other senior level executives of the Companies; (iv) a material breach by the Companies of any provision of this Agreement; (v) a material reduction by the Companies in the Executive’s Annual Base Salary (herein defined); (vi) the death or Disability of Executive; or (vii) the election of the Executive to terminate his employment with the Companies pursuant to Section 3(g) hereof.

(l) “Severance Benefits” means the payments and other benefits to be provided to the Executive under Section 3 (a) hereof.

2. Term of Agreement.

(a) The term of this Agreement shall commence on the Effective Date and end on the sooner of either April 1, 2015 or Executive’s termination of employment with the Companies (the “Term”).

(b) During the Term of this Agreement, Executive shall be entitled to compensation for his services as an employee of the Companies on substantially the same terms as set forth in Section 3 of the Employment Agreement.

3. Severance Benefits.

(a) If (A) during the Term of this Agreement, the Companies terminate the employment of Executive for any reason other than Cause or the Executive terminates employment with the Companies for Good Reason, and (B) the Executive, executes the Release as required in Section 3(b) hereof, the Executive shall receive the following benefits:

(i) An amount equal to the product of the Executive’s Annual Base Salary multiplied by the Severance Term Factor. For purposes of this Section 3(a)(i), the Severance Term Factor shall be the number 36 minus the number of full calendar months that have elapsed since the Effective Date (and counting the month in which the Effective Date occurs as a full calendar month for this purpose) divided by 12;

(ii) If applicable, an amount equal to the payment required to be made to the Executive under Section 6(b) hereof;

(iii) An amount equal to $19,368 in lieu of Executive’s monthly COBRA premiums for continued health and dental insurance coverage for eighteen (18) months from the Date of Termination; and

(iv) Outplacement services that are customary to Executive’s position.

(b) Executive understands and agrees that the payment of Cash Benefits is subject to and conditioned upon the execution of the Release substantially in the form attached hereto as Exhibit A (the “Release”) within twenty-two days after the Date of Termination without subsequent revocation by Executive within seven (7) days after execution of the Release.

Subject to the foregoing, payment of the Cash Benefits shall be made to Executive in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 6 hereof) in accordance with the normal payroll practices of ProAssurance in effect on Date of Termination commencing on the first payroll payment date following the expiration of thirty (30) days after the Date of Termination; provided that the obligation of the Companies to pay the Cash Benefits to the Executive shall be subject to termination as provided in Section 8 hereof in the event the Executive violates the covenants under either Section 6 or Section 7 hereof. The Companies shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the payment schedule for Cash Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Cash Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Cash Benefits be reduced as a result of such modification or adjustment. For purposes of Code Section 409A, the right to the series of installment payments is to be treated as the right to receive a series of separate payments.

(c) The payment to be made under Section 3(a)(iii) shall be a lump sum cash payment to be made at the time of the first payment of the Cash Benefits pursuant to Section 3(b) hereof. The outplacement services to be provided pursuant to Section 3(a)(iv) hereof shall be provided to the Executive promptly after the execution of the Release but not later than the end of the calendar year following the year in which the Date of Termination occurred.

(d) The Executive shall be entitled to the following in addition to and not in limitation of the Severance Benefits: (i) accrued and unpaid base salary as of the Date of Termination; (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy or plan of the Companies with respect to terminated employees generally; and (iii) vested benefits under the Companies’ employee benefit plans in which the Executive was a participant on Date of Termination, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.

(e) The Executive shall not be entitled to receive Severance Benefits if employment with the Companies is terminated by reason of termination of employment by the Executive without Good Reason (herein defined) or by reason of termination of employment by the Companies with Cause.

(f) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided under the Agreement by seeking employment or otherwise.

(g) Notwithstanding any provisions of this Agreement and this Section 3 to the contrary, the Executive may unilaterally and of his own accord terminate his employment relationship with the Companies during the Term by delivery of notice to ProAssurance in accordance with Section 10 hereof. In the event the Executive elects to terminate employment with the Companies pursuant to this Section 3(g), the Executive shall be deemed to have terminated his employment for Good Reason and shall be entitled to Severance Benefits pursuant to Section 3(a) hereof, and neither Executive nor the Companies shall be required to comply with the provisions of Section 4 hereof; provided that if the Companies deliver a notice of termination for Cause under Section 5 hereof which sets forth reasons for termination for Cause that occurred prior to the date of delivery of Executive’s notice of termination pursuant to this Section 3(g) and the Executive’s employment is terminated for Cause for the reasons set forth in said notice of termination for Cause, the employment of the Executive shall be deemed to have been terminated by the Companies for Cause, and not by the Executive for Good Reason, and the Executive shall not be entitled to any Severance Benefits hereunder

4. Good Reason for Termination. In the event that Executive desires to terminate employment with the Companies for Good Reason (other than for death or Disability or notice under Section 3(g) hereof), the Executive must provide the Companies with written notice no later than 45 calendar days after the Executive knows or should have known that Good Reason has occurred. Following the Executive’s notice, the Companies shall have 45 calendar days to rectify the circumstances causing the Good Reason. If the Companies fail to rectify the event(s) causing the Good Reason within the 45 day period after the Executive’s notice, or if any of the Companies delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before 90 days after the delivery of the Executive’s notice. Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The term of this Agreement shall not be deemed to have expired during the notice period, however, as long as the Executive has provided notice within the term.

5. Cause. If the Executive’s employment relationship with the Companies is terminated by the Companies for Cause, the Executive shall not be eligible for Severance Benefits and all rights of the Executive and obligations of the Companies under this Agreement shall expire. Any termination of the Executive’s employment by the Companies for Cause shall be communicated by a notice of termination to the Executive. The notice of termination shall be a written notice indicating the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision. In the event the Executive disputes the basis for termination for Cause, Executive may elect to bypass the claims procedure set forth in Section 11 hereof and file for settlement of the dispute in arbitration as provided in Section 12 hereof; provided that if the arbitrator rules in favor of the Executive, the time for the execution of the Release under Section 3(b)hereof shall be extended twenty-two (22) days after the final decision by the arbitrator, and in the event the Executive executes the Release during said twenty-two (22) day period and does not revoke the Release within seven (7) days after execution, the Executive shall be paid Cash Benefits as provided in Section 3(b) hereof commencing on the first payroll payment date following the expiration of thirty (30) days after the final decision of the arbitrator (or if earlier, the December 31 coincident with or immediately following the final decision of the arbitrator).

6. Non-Competition; Nonsolicitation of Employee.

(a) The Executive will not during the Restricted Period (herein defined):

(i) become Employed by a Competitor Company that offers, sells or markets podiatric professional liability insurance in any state in which PICA is actively writing podiatric professional liability insurance on Date of Termination;

(ii) become Employed by a Competitor Company that offers, sells, or markets medical professional liability insurance in a Primary Market Area of an Insurance Subsidiary, except that Executive may be employed with a Competitor Company so long as and on the condition that the Executive does not participate in the medical professional liability insurance business of the Competitor Company; or

(iii) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market medical professional liability insurance for a Competitor Company in a Primary Market Area of an Insurance Subsidiary.

For purposes of this Section 6 only, the following terms shall have the meanings set forth below:

“Companies” has the meaning set forth in the initial paragraph of this Agreement.

“Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide professional liability insurance to health care providers.

“Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.

“Health care providers” means physicians, dentists, podiatrists, chiropractors, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.

“Insurance Subsidiary” means any direct or indirect subsidiary of ProAssurance that offers medical professional liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for medical professional liability.

“Primary Market Area” means any state in which the Insurance Subsidiaries derived more than $15 million in aggregate revenues from the sale of medical professional liability insurance and non-risk bearing medical professional liability services or products to health care providers in the most recent complete fiscal year prior to the Date of Termination.

“Medical Professional liability insurance” means medical malpractice insurance and reinsurance, and equivalent services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.

“Restricted Period” means a period of twenty-four (24) months from the Date of Termination; provided that if Executive terminates employment pursuant to Section 3(g) hereof on or before June 30, 2012, the “Restricted Period” means a period of thirty-six (36) months from Date of Termination.

(b) The Companies understand that Executive intends to terminate his employment in accordance with Section 3(g) hereof in connection with his planned retirement in 2012, and in connection therewith, Executive has provided substantial assistance to the Companies in the transition of leadership at PICA. In consideration of Executive’s cooperation and assistance in the transition of PICA’s leadership and to provide the Companies additional protection from competition by extending the Restricted Period from twenty-four (24) months to thirty-six (36) months, the Company agrees to pay the Executive the sum of $300,000 if the Executive elects to terminate his employment pursuant to Section 3(g) hereof on or before June 30, 2012. Such payment shall be made as part of the Severance Benefits in accordance with Section 3(a)(ii) hereof. If the Executive does not elect to terminate his employment pursuant to Section 3(g) hereof the payment to be made under this Section 6(b) shall be forfeited and shall not be included in the Cash Benefits payable hereunder.

7. Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In addition to and without limitation of the foregoing Executive understands, acknowledges and agrees to the following:

(a) During the course of Executive’s employment with the Companies, certain confidential information may have been divulged to or become known by Executive in the nature of, but not limited to (i) information concerning the Companies’ and their affiliates’ current, former and prospective employees; (ii) business practices and business plan; (iii) customer information; (iv) contract information; (v) marketing strategies; (vi) business plans; (vii) product information; (viii) policies and procedures; (ix) financial, pricing and wage information; (x) administrative information; (xi) future plans of the Companies and their affiliates; (xii) and other trade secrets, which is valuable, confidential information of Companies and their affiliates (all of which is referred to herein as “Confidential Information”), which Confidential Information has been uniquely developed by the Companies and their affiliates and cannot be readily obtained by third parties from outside sources.

(b) The Confidential Information is important and is an essential asset of the Companies.

(c) Executive’s knowledge of the Confidential Information could be useful to a competitor of the Companies, and their affiliates which do or intend to do business in competition with the Companies or their affiliates.

In recognition of the facts expressed above, Executive expressly agrees that Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, any confidential or competitive material or information of the Companies or their affiliates, or Confidential Information.

8. Reasonableness of Restrictions; Available Remedies.

(a) The Companies acknowledge and agree that the duties of Executive may require that Executive must have and continue to have throughout the period of employment the benefits and use of its goodwill, confidential information and trade secrets to properly carry out Executive’s responsibilities, and that the Companies accordingly promise to provide Executive with access to new and additional confidential information and trade secrets as they are generated, without regard to the duration of his employment, and to authorize Executive to engage in activities that will create new and additional confidential information and trade secrets. Executive and the Companies agree that the restrictions contained in Sections 6 and 7 of this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient for Executive’s obligations under this Agreement.

(b) If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 6 hereof or the confidentiality covenants set forth in Section 7 hereof, the Companies may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments of Cash Benefits due to the Executive pursuant to Section 3 of this Agreement. The Companies shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 3 hereof. If the Executive violates any of these covenants, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Companies.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Companies and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of ProAssurance. In the event the Executive dies or suffers Disability while receiving Severance Benefits under this Agreement, any remaining unpaid Severance Benefits shall be paid to the estate of the Executive following the payment schedule set forth in Section 3(b) hereof in accordance with the payment instructions from the personal representative of the estate of the Executive.

10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.

Notice to the Executive:

Jerry D. Brant

Notice to the Companies:

ProAssurance Corporation	Street Address:
Mailing Address:	100 Brookwood Place
P. O. Box 590009	Birmingham, Alabama 35209
Birmingham, Alabama 35259-0009
Attention: President: cc Secretary

11. Claims Procedure.

(a) The administrator for purposes of this Agreement shall be ProAssurance (“Administrator”), whose address is 100 Brookwood Place, Birmingham, Alabama 35209; Telephone: (205) 877-4400. The “Named Fiduciary” as defined in Section 402(a) (2) or ERISA, also shall be ProAssurance. ProAssurance shall have the right to designate one or more employees of the Companies as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. ProAssurance shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

(b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

(c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

12. Arbitration. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in Section 11 hereof and may file for arbitration within sixty (60) days following claimant’s receipt of the Administrator’s written decision on review under Section 11(c) hereof, or if the Administrator fails to provide any written decision under Section 11 hereof, within 60 days of the date on which such written decision was required to be delivered to the claimant as therein provided. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in either Birmingham, Alabama, or Chicago, Illinois, whichever location is closer to the principal office where the Executive was employed on the Date of Termination. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. The Companies shall pay all arbitration fees and the arbitrator’s compensation. If the Executive prevails in the arbitration proceeding, the arbitrator may require the Companies to reimburse the Executive for the reasonable fees and expenses of Executive’s personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.

13. Miscellaneous.

(a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.

(b) This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Companies’ management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require or be deemed to require the Companies or any of them to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.

(c) It is understood acknowledged and agreed that Executive is and will be an “at will’” employee of any one or more of the Companies, and subject to the provisions of Section 2 and Section 3 hereof, the Executive may resign at any time for any reason and the Companies may terminate Executive’s employment at any time for any reason.

(d) It is understood and agreed by the Companies and Executive that the terms of this Agreement relating to the payment of Severance Benefits are intended to comply in all respects with the requirements of Code Section 409A and shall be interpreted, applied and effected in a manner consistent with the requirements of Code Section 409A. For purposes of determining whether Severance Benefits may be payable to the Executive in compliance with Code Section 409A and Section 1(h) hereof, the Executive’s employment will be considered as having been terminated for purposes of this Agreement if the parties reasonably anticipate either (i) that Executive will no longer perform any services for the Companies or (ii) that the level of bona fide services performed for the Companies (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or the full period of services to the Companies if Executive has been providing services to the Companies for less than 36 months).

(e) Neither the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable or affect the terms pursuant to which such amounts will be paid, or in any way diminish the Executive’s rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or any employment agreement or other plan or arrangement.

(f) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and the Companies regarding the subject matter of this Agreement This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.

(g) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.

(h) Executive and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.

(i) The provisions of this Agreement shall survive the expiration of its Term. If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.

(j) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

(k) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE:

Jerry D. Brant

PROASSURANCE CORPORATION

By:
Victor T. Adamo, President

PROASSURANCE GROUP SERVICES CORPORATION

By:
Victor T. Adamo, President

Execution Copy

RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION

This Release of Claims (“Release”) is made in favor of ProAssurance Corporation (“ProAssurance”), for itself and for its subsidiaries (including, but not limited to, ProAssurance Group Services Corporation) and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and Jerry D. Brant (“Executive”).

The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.

1. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Release and Severance Compensation Agreement between Companies and Executive, effective as of April 2, 2012 (“Agreement”), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.

2. Executive hereby resigns as an employee of each of the Companies effective on April 3, 2012, and waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.

3. Executive agrees that this Release, the Agreement, and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive’s attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive’s employment with the Companies and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.

4. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.

5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Executive’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.

6. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise.

7. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits to Executive in accordance with the terms of the Agreement after the Date of Termination

8. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.

9. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.

10. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.

11. The Executive shall have seven (7) calendar days following Executive’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: President: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive’s execution of this Release.

12. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.

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13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

14. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.

15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.

16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated:
Jerry D. Brant

PROASSURANCE CORPORATION

Dated:	By:
Victor T. Adamo, President

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